Exhibit 99.1

FlexShopper, Inc. Reports 2020 Second Quarter Financial Results;

Net Revenues Up 15.1% to $22.9 million; Adjusted EBITDA up 12.7% to $2.0 million

BOCA RATON, Fla., August 10, 2020 (GLOBE NEWSWIRE) -- FlexShopper, Inc. (Nasdaq:FPAY) (“FlexShopper”), a leading national online lease-to-own (“LTO”) retailer and LTO payment solution provider, today announced its financial results for the quarter ended June 30, 2020, highlighted by growth in adjusted EBITDA and net revenues.

Results for Quarter Ended June 30, 2020 vs. Quarter Ended June 30, 2019:

•	Net lease revenues and fees increased 15.1% to $22.9 million from $19.9 million
•	FlexShopper originated 33,941 gross leases, up 16.0% from 29,252
•	Gross lease originations increased $2.1 million, or 15.8%, to $15.3 million from $13.2 million
•	The average origination value remained flat at $452
•	Net loss of $(262) thousand compared with a net loss of $(310) thousand
•	Net loss attributable to common stockholders of $(0.9) million, or $(0.04) per diluted share, compared to $(0.9) million, or $(0.05) per diluted share
•	Gross profit increased 25.8% to $7.4 million from $5.9 million
•	Adjusted EBITDA[1] increased to $2.0 million compared to $1.8 million

Results for Six Months Ended June 30, 2020 vs. Six Months Ended June 30, 2019:

•	Net lease revenues and fees increased 11.8% to $46.6 million from $41.7 million
•	FlexShopper originated 70,068 gross leases, up 18.3% from 59,245
•	Gross lease originations increased $4.8 million, or 17.3%, to $32.5 million from $27.7 million
•	The average origination value decreased to $464 from $467
•	Net loss of $(210) thousand compared with net income of $194 thousand
•	Net loss attributable to common stockholders, inclusive of deemed dividend expense of $0.7 million in Q1, of $(2.1) million, or $(0.10) per diluted share, compared to $(1.0) million, or $(0.06) per diluted share
•	Gross profit increased 20.0% to $15.4 million from $12.8 million
•	Adjusted EBITDA[1] remained flat at $4.1 million

¹Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Non-GAAP Measures”.

Second Quarter 2020 Highlights and Recent Developments

•	Growth in originations and net revenues. FlexShopper recorded growth in both gross lease originations and net revenues in the second quarter. Retail partner lease originations saw improvement from COVID-19 restriction-driven lows experienced at the end of Q1/early in Q2 but remained below pre-pandemic levels.

•	Payments activity remains firm. As of June 30, 2020, FlexShopper observed an improvement in payments activity by its customers compared to the same period last year. The Company continues to closely monitor payments on a weekly basis and intends to modify its marketing and underwriting as needed.

•	Retailer rollouts were delayed due to COVID-19. Previously-planned programs with new retail partners that were originally scheduled for late Q1 and/or Q2 were delayed. Since the end of Q2, the Company has been able to move forward with some of these new programs.

Rich House, CEO, stated, “Over the course of the second quarter we saw states progress through phased economic reopenings. As they did so, we followed suit as we felt an increased marketing push would yield a positive return. On our first quarter earnings call we noted that our payment activity had remained firm and that continues to be the case.

Mr. House continued, “Our retail partners have seen their store traffic begin to return as states moved through phased reopening of in-person businesses. That has, in turn, led to an increase in leases originated through this channel although activity remains below levels experienced prior to COVID-19. We are now moving forward with new partner trials and rollouts that were delayed earlier in the year.”

Additionally, Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition of this measure under “Non-GAAP Measures.”

Conference Call Details

Date: Tuesday , August 11, 2020

Time: 9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers: (877) 407-3944

International callers: (412) 902-0038

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor” section of the Company’s website at www.flexshopper.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/fpay/mediaframe/37617/indexl.html. An audio replay of the call will be archived on the Company’s website.

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019

Revenues:
Lease revenues and fees, net	$22,900,280	$19,901,156	$46,597,985	$41,685,935
Lease merchandise sold	1,629,850	763,184	2,774,892	1,709,802
Total revenues	24,530,130	20,664,340	49,372,877	43,395,737

Costs and expenses:
Cost of lease revenues, consisting of depreciation and impairment of lease merchandise	15,898,255	14,260,308	32,095,204	29,538,247
Cost of lease merchandise sold	1,291,090	498,838	1,921,871	1,063,845
Marketing	938,049	314,229	1,969,194	1,162,775
Salaries and benefits	2,276,516	2,037,081	4,825,385	3,795,168
Operating expenses	3,337,162	2,841,846	6,508,853	5,438,128
Total costs and expenses	23,741,072	19,952,302	47,320,507	40,998,163

Operating income	789,058	712,038	2,052,370	2,397,574

Interest expense including amortization of debt issuance costs	1,051,120	1,021,984	2,262,747	2,203,977
Net (loss)/ income	(262,062)	(309,946)	(210,377)	193,597

Deemed dividend from exchange offer of warrants	-	-	713,212	-
Dividends on Series 2 Convertible Preferred Shares	609,728	609,282	1,219,445	1,218,450
Net loss attributable to common shareholders	$(871,790)	$(919,228)	$(2,143,034)	$(1,024,853)

Basic and diluted loss per common share:
Basic and diluted	$(0.04)	$(0.05)	$(0.10)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES:
Basic and diluted	21,351,914	17,666,193	20,627,674	17,658,562

FLEXSHOPPER, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$9,851,009	$6,868,472
Accounts receivable, net	7,969,997	8,272,332
Prepaid expenses	591,276	672,242
Lease merchandise, net	26,081,242	31,063,104
Total current assets	44,493,524	46,876,150

PROPERTY AND EQUIPMENT, net	5,489,986	5,260,407

OTHER ASSETS, net	73,854	78,335
	$50,057,364	$52,214,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,079,283	$4,567,889
Accrued payroll and related taxes	513,098	513,267
Loan payable under credit agreement to beneficial shareholder, net of $36,838 at 2020 of unamortized issuance costs	8,541,037	-
Promissory notes to related parties, net of $16,552 at 2020 and $5,333 at 2019 of unamortized issuance costs, including accrued interest	4,793,918	1,067,740
Promissory note	845,047	-
Accrued expenses	1,210,665	1,372,901
Lease liability - current portion	151,146	27,726
Total current liabilities	19,134,194	7,549,523

Loan payable under credit agreement to beneficial shareholder, net of $73,676 at 2020 and $281,138 at 2019 of unamortized issuance costs and current portion	17,082,075	28,904,738
Promissory notes to related parties, net of $24,828 at 2019 of unamortized issuance costs and current portion	-	3,725,172
Promissory note	1,072,042	-
Accrued payroll and related taxes less current portion	85,091	-
Lease liabilities less current portion	2,028,852	2,067,184
Total liabilities	39,402,254	42,246,617

STOCKHOLDERS’ EQUITY
Series 1 Convertible Preferred Stock, $0.001 par value - authorized 250,000 shares, issued and outstanding 170,332 shares at 2020 and 171,191 shares at 2019 at $5.00 stated value	851,660	855,955
Series 2 Convertible Preferred Stock, $0.001 par value - authorized 25,000 shares, issued and outstanding 21,952 shares at $1,000 stated value	21,952,000	21,952,000
Common stock, $0.0001 par value- authorized 40,000,000 shares, issued and outstanding 21,356,112 shares at 2020 and 17,783,960 shares at 2019	2,136	1,779
Additional paid in capital	36,214,871	35,313,721
Accumulated deficit	(48,365,557)	(48,155,180)
Total stockholders’ equity	10,665,110	9,968,275
	$50,057,364	$52,214,892

FLEXSHOPPER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2020 and 2019

(unaudited)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/ income	$(210,377)	$193,597
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and impairment of lease merchandise	32,095,204	29,538,247
Other depreciation and amortization	1,246,372	1,237,143
Compensation expense related to issuance of stock options and warrants	763,328	371,972
Provision for doubtful accounts	15,564,198	15,774,830
Interest in kind added to promissory notes balance	2,989	-
Changes in operating assets and liabilities:
Accounts receivable	(15,261,863)	(16,296,288)
Prepaid expenses and other	81,916	(198,666)
Lease merchandise	(27,113,342)	(21,598,717)
Security deposits	2,943	(40,801)
Accounts payable	(1,488,607)	(5,745,326)
Accrued payroll and related taxes	84,922	(28,436)
Accrued expenses	27,258	(511,712)
Net cash provided by operating activities	5,794,941	2,695,843

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, including capitalized software costs	(1,399,360)	(1,105,122)
Net cash used in investing activities	(1,399,360)	(1,105,122)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payment under finance lease obligation	(3,175)	-
Refund of equity issuance related costs	-	23,147
Proceeds from exercise of warrants	131,250	-
Proceeds from exercise of stock options	2,634	-
Proceeds from promissory notes, net of fees	1,914,100	3,440,000
Proceeds from loan payable under credit agreement	2,412,000	1,358,343
Repayment of loan payable under credit agreement	(5,864,250)	(9,255,988)
Repayment of promissory note	-	(500,000)
Repayment of instalment loan	(5,603)	(5,604)
Net cash used in financing activities	(1,413,044)	(4,940,102)

INCREASE/ (DECREASE) IN CASH	2,982,537	(3,349,381)

CASH, beginning of period	$6,868,472	$6,141,210

CASH, end of period	$9,851,009	$2,791,829

Supplemental cash flow information:
Interest paid	$2,120,502	$1,936,218
Deemed dividend from exchange offer of warrants	$713,212	$-
Conversion of preferred stock to common stock	$4,295	$341,070

Non-GAAP Measures

We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Adjusted EBITDA represents net income before interest, stock-based compensation, taxes, depreciation (other than depreciation of leased inventory), amortization, and one-time or non-recurring items. We believe that Adjusted EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes.

Key performance metrics for the three and six months ended June 30, 2020 and 2019 were as follows:

	Three months ended June 30,
	2020	2019	$ Change	% Change
Adjusted EBITDA:
Net loss	$(262,062)	$(309,946)	$47,884	(15.4)
Amortization of debt costs	89,888	58,569	31,319	53.5
Other amortization and depreciation	602,126	593,605	8,521	1.4
Interest expense	961,233	963,415	(2,182)	(0.2)
Stock compensation	452,033	303,243	148,790	49.1
Non-recurring product/infrastructure expenses	63,376	134,814	(71,438)	(53.0)
Warrants compensation- consulting agreement	95,481	32,000	63,481	198.4
Adjusted EBITDA	$2,002,075	$1,775,700	$226,375	12.7

	Six months ended June 30,
	2020	2019	$ Change	% Change
Adjusted EBITDA:
Net income/ (loss)	$(210,377)	$193,597	$(403,974)	(208.7)
Amortization of debt costs	184,233	118,834	65,399	55.0
Other amortization and depreciation	1,062,139	1,118,308	(56,169)	(5.0)
Interest expense	2,078,514	2,085,143	(6,629)	(0.3)
Stock compensation	623,848	328,772	295,076	89.8
Non-recurring product/infrastructure expenses	184,440	227,111	(42,671)	(18.8)
Warrants compensation- consulting agreement	139,480	43,200	96,280	222.9
Adjusted EBITDA	$4,062,277	$4,114,965	$(52,688)	(1.3)

The Company refers to Adjusted EBITDA in the above table as the Company uses this measure to evaluate operating performance and to make strategic decisions about the Company. Management believes that Adjusted EBITDA provides relevant and useful information which is widely used by analysts, investors and competitors in its industry in assessing performance.

About FlexShopper
FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY), is a financial and technology company that provides brand name electronics, home furnishings and other durable goods to consumers on a lease-to-own (LTO) basis through its e-commerce marketplace (www.FlexShopper.com) as well as its patented and patent pending systems. FlexShopper also provides LTO technology platforms to retailers and e-retailers to facilitate transactions with consumers that want to acquire their products, but do not have sufficient cash or credit. FlexShopper approves consumers utilizing its proprietary consumer screening model, collects from consumers under an LTO contract and funds the LTO transactions by paying merchants for the goods.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include the Company’s financial guidance for fiscal year 2019. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate,” or other comparable terms. Examples of forward-looking statements include, among others, statements we make regarding expectations of lease originations during the holiday season, the expansion of our lease-to-own program; expectations concerning our partnerships with retail partners; investments in, and the success of, our underwriting technology and risk analytics platform; our ability to collect payments due from customers; expected future operating results and; expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: our limited operating history, limited cash and history of losses; our ability to obtain adequate financing to fund our business operations in the future; the failure to successfully manage and grow our FlexShopper.com e-commerce platform; our ability to maintain compliance with financial covenants under our credit agreement; our dependence on the success of our third-party retail partners and our continued relationships with them; our compliance with various federal, state and local laws and regulations, including those related to consumer protection; the failure to protect the integrity and security of customer and employee information; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q. The forward-looking statements made in this release speak only as of the date of this release, and FlexShopper assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Contact:

Jeremy Hellman

Vice President

The Equity Group

212-836-9626

jhellman@equityny.com

FlexShopper, Inc.

Investor Relations

ir@flexshopper.com

FlexShopper, Inc.